For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 October 2005

New York, NY – November 21, 2005 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and subscriber growth for its broadband services in Moscow as of October 31, 2005:

	Oct. 31, 2005	September 30, 2005	Change	Percent Change	October 31, 2004	Change	Percent Change
Homes passed	289,326	255,622	33,704	13.2%	197,563	91,763	46.4%

Terrestrial Broadcasting subscribers	79,737	77,090	2,647	3.4%	63,727	16,010	25.1%
Pay TV subscribers	10,531	9,466	1,065	11.3%	6,973	3,558	51.0%
Internet subscribers	27,713	24,985	2,728	10.9%	13,997	13,716	98.0%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com